Media Contact:     Karen Randall
                   803-597-8440
                   Debbie Atkins
                   803-597-8361

Investor Contact:  Larry Gosnell
                   803-597-8658

                                               FOR IMMEDIATE RELEASE

FLAGSTAR COMPLETES SALE OF VOLUME SERVICES

   SPARTANBURG, S.C., Dec. 21 -- Flagstar Companies, Inc. (NASDAQ: FLST), one of the nation's largest restaurant companies, today announced the sale of its Volume Services subsidiary to VSI Acquisition II Corp. was completed for a purchase price of $75 million.

  VSI Acquisition II Corp. is a new company formed by the core management group of Volume Services and Blackstone Capital Partners II, a New York-based private investment bank.

  Volume Services is a leading provider of food and merchandise at sports and entertainment facilities. Its accounts include more than 80 stadiums, arenas, amphitheaters, convention centers and theme parks throughout the United States. Volume is the largest provider of food service and team merchandise to the National Football League and serves five Major League Baseball teams and numerous minor league baseball parks.

  The sale of Volume Services is part of Flagstar's strategic decision to focus on the growth of its restaurant businesses. Flagstar completed the sale of its TW Recreational Services subsidiary last week and sold its distribution subsidiary, Proficient Food Company, in September.

  Flagstar owns and operates Denny's, El Pollo Loco and Quincy's Family Steakhouse restaurants and is the largest franchisee of Hardee's restaurants. The company reported 1994 revenues of $2.7 billion.